Exhibit 5
Quarles & Brady LLP
411 East Wisconsin Avenue
Milwaukee, WI 53202-4497
Phone: (414) 277-5000
www.quarles.com
January 28, 2008
Neenah Enterprises, Inc.
2121 Brooks Avenue, P.O. Box 729
Neenah, WI 54957

Re:	Neenah Enterprises, Inc. Management Equity Incentive Plan
Ladies and Gentlemen:
     We are providing this opinion in connection with the Registration Statement of Neenah Enterprises, Inc. (the “Company”) on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the proposed issuance by the Company of up to an additional 729,408 shares of Common Stock, par value $0.01 per share, of the Company (the “Shares”) pursuant to the Neenah Enterprises, Inc. Management Equity Incentive Plan (the “Plan”).
     We have examined: (i) the Registration Statement; (ii) the Company’s Certificate of Incorporation and Bylaws, each as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the adoption and approval of the Plan and the authorization for the issuance of the Shares in accordance with the Plan; and (v) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion. In giving such opinion, with respect to factual matters, we have relied upon certificates or representations made by duly authorized representatives of the Company and certificates of public officials.
     On the basis of the foregoing, we advise you that, in our opinion:
1.	The Company is a corporation incorporated and validly existing under the laws of the State of Delaware.

2.	The Shares to be sold from time to time pursuant to the Plan which are original issuance shares, when issued as and for the consideration (not less than par value) contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and nonassessable.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,
/s/ Quarles & Brady LLP

QUARLES & BRADY LLP